EXHIBIT H

CUSIP No. 698299AX2

ISIN No. US698299AX28

Common Code: 046890663

THIS SECURITY IS A DEFINITIVE REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE FISCAL AGENCY AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE FISCAL AGENCY AGREEMENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE REPUBLIC OF PANAMA OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REPUBLIC OF PANAMA

5.200% Global Bonds due 2020

No. 1	U.S.$	500,000,000

REPUBLIC OF PANAMA (herein called the “Issuer”, “Panama” or the “Republic”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of FIVE HUNDRED MILLION IN UNITED STATES DOLLARS (U.S.$500,000,000) on January 30, 2020 (the “Stated Maturity”), and to pay interest thereon from November 23, 2009 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on January 30 and July 30 of each year, commencing on July 30, 2010 (each an “Interest Payment Date”), at the rate of 5.200% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Fiscal Agency Agreement hereinafter referred to, be paid to the person (the “registered holder”) in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the January 15 or July 15 (whether or not a business day), as the case may be (each a “Regular Record Date”), next preceding such Interest Payment Date. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30-day months. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the registered holder on such Regular Record Date and may either be paid to the person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such interest to be fixed by the Issuer, notice whereof shall be given to registered holders of Securities of this series not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange.

Principal of and any premium on this Security shall be payable against surrender hereof at the corporate trust office of the Fiscal Agent hereinafter referred to and at the offices of such other Paying Agents as the Issuer shall have appointed pursuant to the Fiscal Agency Agreement. Payments of principal of and any premium on this Security shall be made against surrender of this Security, and payments of interest on this Security shall be made, in accordance with the foregoing and subject to applicable laws and regulations, by check mailed on or before the due date for such payment to the person entitled thereto at such person’s address appearing on the aforementioned register or, in the case of payments of principal and any premium to such other address as the registered holder may specify upon such surrender; provided, however, that any payments shall be made, in the case of a registered holder of at least U.S.$1,000,000 aggregate principal amount of Securities, by transfer to an account denominated in U.S. dollars maintained by the payee with a bank if such registered holder so elects by giving notice to the Fiscal Agent, not less than 15 days (or such fewer days as the Fiscal Agent may accept at its discretion) prior to the date of the payments to be obtained, of such election and of the account to which payments are to be made. The Issuer covenants that until this Security has been delivered to the Fiscal Agent for cancellation, or monies sufficient to pay the principal of and any premium and interest on this Security have been made available for payment and either paid or returned to the Issuer as provided herein, it will at all times maintain offices or agencies in The City of New York and (so long as the Securities are listed on the Luxembourg Stock Exchange and such Exchange shall so require) in Luxembourg for the payment of the principal of and any premium and interest on the Securities as herein provided.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Fiscal Agent by manual signature, this Security shall not be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated: November 23, 2009

REFRENDO: CONTRALORIA	REPUBLIC OF PANAMA
GENERAL DE LA REPUBLICA
DE PANAMA

By	By
Name:		Name:
Title:		Title:

Executed in:	Executed in:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Fiscal Agency Agreement.

THE BANK OF NEW YORK MELLON, as Fiscal Agent

By
Name:
Title:

1. This Security is one of a duly authorized issue of securities of the Issuer (herein called the “Securities”), issued and to be issued in one or more series in accordance with a Fiscal Agency Agreement, dated as of September 26, 1997, as amended by Amendment No. 1 thereto, dated as of September 4, 2003, as the same may be further amended from time to time (herein called the “Fiscal Agency Agreement”), between the Issuer and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), as Fiscal Agent (herein called the “Fiscal Agent”, which term includes any successor fiscal agent under the Fiscal Agency Agreement), copies of which Fiscal Agency Agreement are on file and available for inspection at the corporate trust office of the Fiscal Agent in The City of New York and, for so long as the Securities are listed on the Luxembourg Stock Exchange and such Exchange shall so require, at the office of the Paying Agent hereinafter named in Luxembourg. This Security is one of the series designated on the face hereof, which series is limited in aggregate principal amount to U.S. $1,000,000,000 (which amount may be increased at the option of the Issuer if in the future it determines that it may wish to sell additional Securities of this series). The Securities are Collective Action Securities under the Fiscal Agency Agreement. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Fiscal Agency Agreement.

The Securities are direct, unconditional and general obligations of the Issuer and will rank pari passu in right of payment with all other evidences of indebtedness issued in accordance with the Fiscal Agency Agreement and with all other unsecured and unsubordinated Indebtedness (as defined below) of the Issuer. Except as provided in the next succeeding paragraph, the Securities shall be unsecured obligations of the Issuer. The full faith and credit of the Republic of Panama is pledged for the due and punctual payment of all of the Securities and for the due and timely payment of all obligations of the Issuer in respect hereof.

The Issuer undertakes that so long as any Securities remain outstanding, it shall not create or permit to subsist any Lien (as defined below) upon the whole or any part of its assets or revenues to secure any Public External Indebtedness (as defined below) of the Issuer unless, at the same time or prior thereto, the Issuer’s obligations under the Securities either (i) are secured equally and ratably therewith, or (ii) have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by the holders of the Securities (as provided in Paragraph 8 below); provided, however, that the Issuer may create or permit to subsist:

(a) any Lien upon property to secure Public External Indebtedness of the Issuer incurred for the purpose of financing the acquisition of such property and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

(b) any Lien existing on such property at the time of its acquisition to secure Public External Indebtedness of the Issuer and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

(c) any Lien in existence on the date of the Fiscal Agency Agreement, including any renewal or extension thereof which secures only the renewal or extension of the original secured financing;

(d) any Lien contemplated as of July 17, 1996 under the agreements (as they may be amended) implementing the Republic of Panama 1995 Financing Plan dated October 4, 1995 sent to the international financial community with the communication dated September 15, 1995 from the Minister of Planning and Economic Policy of the Republic (the “1995 Financing Plan”) and explanatory communications relating thereto and implementing documentation therefor, including any Lien to secure obligations under the collateralized bonds issued thereunder (the “Collateralized Bonds”);

(e) any Lien securing Public External Indebtedness of the Issuer issued upon surrender for cancellation of the Collateralized Bonds or the principal amount of any indebtedness of the Issuer outstanding as of the date of the 1995 Financing Plan, in each case, to the extent such Lien is created to secure such Public External Indebtedness on a basis comparable to the Collateralized Bonds and the principal amount of Public External Indebtedness so secured is no greater than the principal amount of Collateralized Bonds or such other indebtedness so canceled;

(f) any Lien securing Public External Indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project and any renewal or extension of such Lien, provided that (a) the holders of such Public External Indebtedness expressly agree to limit their recourse to the assets and revenues of such project as the principal source of repayment of such Public External Indebtedness and (b) the property over which such Lien is granted consists solely of such assets and revenues;

(g) any Lien on the properties or revenues of the Development Trust Fund created by Panama’s Law No. 20 of May 15, 1995, provided that the equivalent in U.S. dollars of the amount secured by such Liens shall not at any time exceed the amount of all contributions to the Development Trust Fund from (A) the net proceeds from the privatization of publicly owned companies or the initial payment for concessions granted to the private sector, (B) the proceeds from sales conducted of any Interoceanic Region Assets (as defined below) by the Interoceanic Region Authority, (C) sums bequeathed or donated to the Development Trust Fund by any person other than the Republic of Panama or any governmental agency or affiliate thereof and (D) any earnings on properties or revenues received pursuant to clauses (A) to (C), and any renewal or extension of any such Lien which is limited to the original properties or revenues covered thereby; and

(h) Liens in addition to those permitted by clauses (a) through (g) above, and any renewal or extension thereof, provided that the aggregate amount of Public External Indebtedness secured by such additional Liens shall not exceed the equivalent of U.S.$25,000,000.

For purposes of the Securities:

“Indebtedness” means any payment obligation (whether pursuant to a guarantee or otherwise), including any contingent liability, for borrowed money or arising from bonds, debentures, notes or other similar instruments;

“Interoceanic Region Assets” means real property and properties reverting to the Republic pursuant to the Panama Canal Treaty between the Republic and the United States, dated September 7, 1977;

“Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from revenues or the proceeds of any asset of any kind whether in effect on the date the Fiscal Agency Agreement becomes effective or at any time thereafter;

“Public External Indebtedness” means any Public Indebtedness which is not issued pursuant to agreements or evidenced by instruments that submit the resolution of all disputes arising thereunder to the exclusive jurisdiction of the courts of the Republic; and

“Public Indebtedness” means any Indebtedness of, or guaranteed by, the Republic which (i) is publicly offered or privately placed in securities markets, (ii) is in the form of, or represented by, bonds, notes or other securities or any guarantees thereof, (iii) is, or was intended at the time of issue to be, quoted, listed or traded on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, securities eligible for sale pursuant to Rule 144A under the United States Securities Act of 1933, as amended (or any successor law or regulation of similar effect)) and (iv) has an original maturity of more than one year or is combined with a commitment so that the original maturity of one year or less may be extended at the option of the Republic to a period in excess of one year.

The Securities are subject to redemption upon not less than 30 days’ nor more than 60 days’ notice given as hereinafter provided, as a whole or in part, at any time or from time to time, at the election of the Issuer, at a redemption price equal to 100% of the principal amount thereof, plus the Make-Whole Amount (as defined below), together with accrued interest (except if the redemption date is an Interest Payment Date) to the redemption date, but interest installments on Securities that are due on or prior to such redemption date will be payable to the holders of such Securities of record at the close of business on the relevant Regular Record Dates referred to above. Partial redemptions must be in an amount not less than U.S.$100,000 principal amount of Securities.

“Make-Whole Amount” means the excess, if any, of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the Securities (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 35 basis points over (ii) the principal amount of such global bonds.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the global bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of a comparable maturity to the remaining term of such global bonds.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by the Issuer.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if the Issuer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and three other dealers selected by the Issuer, or their affiliates which are primary United States government securities dealers, and their respective successors; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 3:30 p.m., New York time on the third business day preceding such redemption date.

In the case of any partial redemption of Securities, the Securities to be redeemed shall be selected by the Fiscal Agent not more than 60 days prior to the redemption date from Securities that are Outstanding as defined in Section 11(d) of the Fiscal Agency Agreement (without regard to the proviso in such definition) not previously called for redemption by such method as the Fiscal Agent shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to U.S.$100,000 or any integral multiple of U.S.$1,000 in excess thereof) of the principal amount of Securities.

Notices to redeem Securities shall be given to holders of Securities in writing mailed, first-class postage prepaid, to each holder of Securities, or portions thereof, so to be redeemed, at his or her address as it appears in the Securities register hereinafter referred to. Such notice will be given once not more than 60 days nor less than 30 days prior to the date fixed for redemption. Neither the failure to give notice nor any defect in any notice given to any particular holder of a Security shall affect the sufficiency of any notice with respect to other Securities. Such notices will be deemed to have been given on the date of mailing. Notices to redeem

Securities shall specify the date fixed for redemption, the applicable redemption price, the place or places of payment, that payment will be made upon presentation and surrender of the Securities to be redeemed (or portion thereof in the case of a partial redemption of a Security), that interest accrued to the date fixed for redemption (unless such date is an Interest Payment Date) will be paid as specified in said notice, and that on and after said date interest thereon will cease to accrue.

If notice of redemption has been given in the manner set forth in the preceding paragraph, the Securities so to be redeemed shall become due and payable on the redemption date specified in such notice and upon presentation and surrender of the Securities at the place or places specified in such notice, the Securities shall be paid and redeemed by the Issuer at the places and in the manner and currency herein specified and at the redemption price herein specified together with accrued interest (unless the redemption date is an Interest Payment Date) to the redemption date. From and after the redemption date, if monies for the redemption of Securities called for redemption shall have been made available at the corporate trust office of the Fiscal Agent for redemption on the redemption date, the Securities called for redemption shall cease to bear interest and the only right of the holders of such Securities shall be to receive payment of the redemption price together with accrued interest (unless the redemption date is an Interest Payment Date) to the redemption date as aforesaid. If monies for the redemption of the Securities are not made available for payment until after the redemption date, the Securities called for redemption shall not cease to bear interest until such monies have been so made available.

Any Security which is to be redeemed only in part shall be surrendered with, if the Issuer or the Fiscal Agent so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Fiscal Agent duly executed by, the holder thereof or his attorney duly authorized in writing, and the Issuer shall execute, and the Fiscal Agent shall authenticate and deliver to the registered holder of such Security without service charge, a new Security or Securities, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Security so surrendered.

2. The Securities are issuable in fully registered form. The Securities are issuable in authorized denominations of U.S.$100,000 and integral multiples of U.S.$1,000 above that amount.

3. The Issuer shall maintain in The City of New York, an office or agency where Securities may be surrendered for registration of transfer or exchange. The Issuer has initially appointed the corporate trust office of the Fiscal Agent as its agent in The City of New York for such purpose and has agreed to cause to be kept at such office a register in which, subject to such reasonable regulations as it may prescribe, the Issuer will provide for the registration of Securities and registration of transfers of Securities. In addition, the Issuer has appointed the main offices of The Bank of New York Mellon (Luxembourg) S.A. (as successor in interest to J.P. Morgan Bank Luxembourg S.A.) in Luxembourg as an additional agency (a “Transfer Agent”) where Securities may be surrendered for registration of transfer or exchange. The Issuer reserves the right to vary or terminate the appointment of the Fiscal Agent as security registrar or of any Transfer Agent or to appoint additional or other registrars or Transfer Agents or to approve any change in the office through which any security registrar or any Transfer Agent acts, provided that there will at all times be a security registrar in The City of New York, and (so long as the Securities are listed on the Luxembourg Stock Exchange and such Exchange shall so require) a Transfer Agent in Luxembourg.

The transfer of a Security is registrable on the aforementioned register upon surrender of such Security at the corporate trust office of the Fiscal Agent or any Transfer Agent duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Fiscal Agent duly executed by, the registered holder thereof or his attorney duly authorized in writing. Upon such surrender of this Security for registration of transfer, the Issuer shall execute, and the Fiscal Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Securities, dated the date of authentication thereof, of any authorized denominations and of a like aggregate principal amount.

At the option of the registered holder upon request confirmed in writing, Securities may be exchanged for Securities of any authorized denominations and of a like tenor, form and aggregate principal amount upon surrender of the Securities to be exchanged at the office of any Transfer Agent or at the corporate trust office of the Fiscal Agent. Whenever any Securities are so surrendered for exchange, the Issuer shall execute, and the Fiscal Agent shall authenticate and deliver, the Securities which the registered holder making the exchange is entitled to receive. Any registration of transfer or exchange will be effected upon the Transfer Agent or the Fiscal Agent, as the case may be, being satisfied with the documents of title and identity of the person making the request and subject to such reasonable regulations as the Issuer may from time to time agree with the Transfer Agents and the Fiscal Agent.

All Securities issued upon any registration of transfer or exchange of Securities shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits, as the Securities surrendered upon such registration of transfer or exchange. No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than an exchange in connection with a partial redemption of a Security not involving any registration of a transfer.

Prior to due presentment of this Security for registration of transfer, the Issuer, the Fiscal Agent and any agent of the Issuer or the Fiscal Agent may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer nor the Fiscal Agent nor any such agent shall be affected by notice to the contrary.

4. (a) The Issuer shall pay to the Fiscal Agent at its principal office in The City of New York, not later than 10:00 a.m. (New York City time) on the business day in New York prior to each Interest Payment Date, redemption date or maturity date of the Securities, in such amounts sufficient (with any amounts then held by the Fiscal Agent and available for the purpose) to pay the interest and any premium on, and the principal of, the Securities due and payable on such Interest Payment Date, redemption date or maturity date, as the case may be. The Fiscal Agent shall apply the amounts so paid to it to the payment of such interest, premium and principal in accordance with the terms of the Securities. Any monies paid by the Issuer to the Fiscal Agent for the payment of the principal of or premium interest on any Securities and remaining unclaimed at the end of two years after such principal, premium or interest shall have become due and payable (whether at maturity, redemption or otherwise) shall then be repaid to the Issuer upon its written request, and upon such repayment all liability of the Fiscal Agent with respect thereto shall cease, without, however, limiting in any way any obligation the Issuer may have to pay the principal of and premium and interest on this Security as the same shall become due.

(b) In any case where the due date for the payment of the principal of or premium, if any, interest on any Security shall be at any place of payment a day on which banking institutions are authorized or obligated by law or executive order to close, then payment of principal, premium or interest need not be made on such date at such place but may be made on the next succeeding day at such place which is not a day on which banking institutions are authorized or obligated by law or executive order to close, with the same force and effect as if made on the date for such payment, and no interest shall accrue for the period after such date.

5. (a) All payments of principal, premium and interest in respect of the Securities shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed or levied by the Republic or any other jurisdiction from which or through which payment is made to the holders of Securities in respect of the Securities or any political subdivision or authority thereof or therein having power to tax (“Taxes”), unless such taxing jurisdiction is compelled by law to deduct or withhold such taxes, duties, assessments, or governmental charges. In such event, the Issuer shall make such withholding, make payment of the amount so withheld to the appropriate governmental authority and forthwith pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amounts receivable by each holder of Securities after such withholding or deduction shall equal the payment which would have been receivable by such holder in respect of such Securities in the absence of such withholding or deduction. No such Additional Amounts shall be payable:

(i) in respect of any Security or Coupon held by or on behalf of a holder who is liable for such Taxes by reason of such holder having some connection with the Republic otherwise than merely by the holding of such Security or by the receipt of principal, premium, if any, or interest in respect thereof; or

(ii) in respect of any Security held by or on behalf of a holder who is liable for such Taxes by reason of such holder’s failure to comply with any reasonable certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Republic, or any political subdivision or taxing authority thereof or therein, of such holder or the holder of any interest in such Security or rights in respect thereof, if compliance is required by the Republic, or any political subdivision or taxing authority thereof or therein, as a precondition to exemption from such deduction or withholding; provided, however, that the limitations on the Issuer’s obligations to pay Additional Amounts set forth in this clause (ii) shall not apply if such certification, identification, or other reporting requirement would be materially more onerous, in form, in procedure, or in substance of information disclosed by the relevant holders or beneficial owners than comparable information or other reporting requirements imposed under United States tax law, regulation and administrative practice; or

(iii) in respect of any Security held by or on behalf of a holder who is liable for such Taxes by reason of the failure of such holder to present such holder’s Security for payment (where such presentation is required) within 30 calendar days after the date on which such payment thereof became due and payable or is duly provided for and notice thereof is given to the holder, whichever occurs later, except to the extent that such holder would have been entitled to Additional Amounts in respect of such Taxes on presenting such Security for payment on any date within such 30 calendar days.

The Issuer shall pay all stamp and other duties, if any, which may be imposed by the Republic, the United States or any political subdivision thereof or taxing authority of or in the foregoing with respect to the Fiscal Agency Agreement or the original issuance of this Security.

(b) Except as specifically provided in this Security, the Issuer shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein. Whenever in this Security there is a reference, in any context, to the payment of the principal of or premium or interest on, or in respect of, any Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of Paragraph 5(a) and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

6. In the event any of the following shall occur (an “Event of Default”):

(a) default in any payment of principal of or premium on any Security of this series and the continuance of such default for a period of 15 calendar days; or

(b) default in any payment of interest on any Security of this series and the continuance of such default for a period of 30 calendar days; or

(c) default in the performance of any other obligation under the Securities of this series and the continuance of such default for a period of 60 calendar days after written notice requiring the same to be remedied shall have been given to the Fiscal Agent by the holder of any Security of this series; or

(d) acceleration of any aggregate principal amount of Public Indebtedness of the Republic in excess of U.S.$25,000,000 (or its equivalent in any other currency) by reason of an event of default (however described) resulting from the failure either to make any payment of principal, premium or interest thereunder when due; or

(e) failure to make any payment in respect of Public Indebtedness of the Republic in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due (whether at stated maturity, by acceleration or otherwise) (as such date may be extended by any applicable grace period or waiver) and the continuance of such failure for a period of 30 calendar days after written notice requiring the same to be remedied shall have been given to the Fiscal Agent by the holder of any Security of this Series; or

(f) declaration by the Republic of a moratorium with respect to the payment of principal of, or premium or interest on Public External Indebtedness of the Republic which does not expressly exclude the Securities of this series; or

(g) denial or repudiation by the Republic of its obligations under the Securities of this series;

then the registered holder of this Security may, at such holder’s option so long as an Event of Default is continuing, declare the principal of and premium and any accrued interest on all the Securities of this series to be due and payable immediately by written notice to the Issuer and the Fiscal Agent at its corporate trust office, and unless all such defaults shall have been cured by the Issuer prior to receipt of such written notice, such principal, premium and interest shall become and be immediately due and payable; provided, however, that any notice declaring the Securities of this series due and payable shall become effective only when the Fiscal Agent has received such notice from holders of not less than 25% in aggregate principal amount of the Securities of this series then Outstanding. If any Event of Default shall give rise to a declaration which shall be effective and all Events of Default shall cease to continue following such declaration, then such declaration may be rescinded and annulled by the affirmative vote or written consent of the holders of not less than 66 2/3% in aggregate principal amount of the Securities of this series then Outstanding in accordance with the procedures set forth in Paragraph 8 below.

7. If any mutilated Security is surrendered to the Fiscal Agent, the Issuer shall execute, and the Fiscal Agent shall authenticate and deliver in exchange therefor, a new Security of like tenor and principal amount, bearing a number not contemporaneously outstanding.

If there be delivered to the Issuer and the Fiscal Agent (i) evidence to their satisfaction of the destruction, loss or theft of any Security and (ii) such security or indemnity as may be required by them to save each of them and any agent of each of them harmless, then, in the absence of notice to the Issuer or the Fiscal Agent that such Security has been acquired by a bona fide purchaser, the Issuer shall execute, and upon its request the Fiscal Agent shall authenticate and deliver in lieu of any such destroyed, lost or stolen Security a new Security of like tenor and principal amount and bearing a number not contemporaneously outstanding.

Upon the issuance of any new Security under this Paragraph, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and the expenses of the Fiscal Agent) connected therewith.

Every new Security issued pursuant to this Paragraph in lieu of any destroyed, lost or stolen Security, shall constitute an original additional contractual obligation of the Issuer, whether or not the destroyed, lost or stolen Security shall be at any time enforceable by anyone.

Any new Security delivered pursuant to this Paragraph shall be so dated that neither gain nor loss in interest shall result from such exchange.

The provisions of this Paragraph 7 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

8. (i) At any meeting of holders of Securities of this series duly called and held as specified above, upon the affirmative vote, in person or by proxy thereunto duly authorized in writing, of the holders of not less than 66 2/3% in aggregate principal amount of the Securities of this series then Outstanding represented at such meeting (or of such other percentage as may be set forth in the text of the Securities of such series with respect to the action being taken), or (ii) with the written consent of the owners of not less than 66 2/3% in aggregate principal amount of the Securities of this series then outstanding (or such other percentage as may be set forth herein with respect to the action being taken), the Issuer and the Fiscal Agent, upon agreement between themselves, may modify, amend or supplement the terms of the Securities of this series or, insofar as respects the Securities of this series, the Fiscal Agency Agreement, in any way, and the holders of Securities of this series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided hereby or by the Fiscal Agency Agreement to be made, given or taken by holders of Securities of this series; provided, however, that no such action may, without the consent or affirmative vote, in person or by proxy thereunto duly authorized in writing, of the holders of not less than 75% in aggregate principal amount of the Securities of this series then Outstanding, (A) change the due date for the payment of the principal of or premium or any installment of interest on any Securities of this series, (B) reduce the principal amount of any Securities of this series, the portion of such principal amount that is payable upon acceleration of the maturity of such Securities or the interest rate thereon, (C) change the coin or currency in which payment with respect to interest or principal and premium in respect of Securities of this series is payable or the place or places in which any such payment is required to be made, (D) shorten the period during which the Issuer is not permitted to redeem Securities of this series, or permit the Issuer to redeem the Securities of this series if, prior to such action, the Issuer is not permitted to do so, (E) reduce the proportion of the principal amount of Securities of this series the vote or consent of the holders of which is necessary to modify, amend or supplement this Agreement or the terms and conditions of the Securities of this series or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided hereby or thereby to be made, taken or given, (F) change the obligation of the Issuer to pay Additional Amounts pursuant to the Securities of this series, (G) amend the definition of “Outstanding” as set forth in Section 11(d) of the Fiscal Agency Agreement with respect to the Securities of this series, (H) change the governing law provisions of the Securities of this series as set forth in Paragraph 11 below, (I) change the Issuer’s appointment of an agent for the service of process or the Issuer’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any Related Proceeding, each as set forth in Section 14 of the Fiscal Agency Agreement and Paragraph 12 below, (J) except as contemplated in clause (C) of the final sentence of this paragraph, change the ranking of the Securities of this Series, as set forth in Paragraph 1 hereof or (K) in connection with an offer to acquire all or any portion of the Securities of this series where the consideration consists of either cash, new securities to be issued by the Issuer or any of its political subdivisions or instrumentalities or any combination of the foregoing, amend any Event of Default hereunder. Any such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action will be conclusive and binding on all holders of Securities of such Series, whether or not they have given such consent or cast such vote or were present at any meeting, and whether or not notation of such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action is made upon the Securities of such Series. The Issuer and the Fiscal Agent may, upon agreement between themselves, without the vote or consent of any holder of Securities, modify, amend or supplement the Fiscal Agency Agreement or the Securities of this series for the purpose of (A) adding to the covenants of the Issuer for the benefit of the holders of the Securities of this series, (B) surrendering any right or power conferred upon the Issuer, (C) securing the Securities of this series pursuant to the requirements hereof or otherwise, (D) curing any ambiguity, or curing, correcting or supplementing any defective provision thereof or hereof or (E) amending the Fiscal Agency Agreement or the Securities of this series in any manner which the Issuer and the Fiscal Agent may determine and shall not be inconsistent with the Securities of such series and shall not adversely affect the interest of any holder of Securities in any material respect.

9. No reference herein to the Fiscal Agency Agreement shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

10. (a) If for the purpose of obtaining judgment in any court or from any other tribunal it is necessary to convert a sum due hereunder to the holder of this Security in one currency into another currency (the “judgment currency”), the Issuer and each such holder agree, to the fullest extent that they may effectively do so, that the rate of exchange used will be that at which in accordance with normal banking procedures such holder could purchase the first currency with such judgment currency in the city which is the principal financial center of the country of issue of the first currency on the date two business days preceding the day on which final judgment is rendered.

(b) The obligation of the Issuer in respect of any sum payable by it to the holder of this Security shall, notwithstanding any judgment in a judgment currency other than that in which such sum is denominated in accordance with the applicable provisions herein (the “security currency”), be discharged only to the extent that on the business day following receipt by such holder of any sum adjudged to be so due in the judgment currency, such holder may in accordance with normal banking procedures purchase the security currency with the judgment currency. If the amount of the security currency so purchased is less than the sum originally due to the holder of this Security in the security currency, the Issuer agrees, as a separate and independent obligation and notwithstanding any such judgment, to indemnify such holder against such loss, and if the amount of the security currency so purchased exceeds the sum originally due to such holder, such holder agrees to remit to the Issuer such excess, provided that such holder shall have no obligation to remit any such excess as long as the Issuer shall have failed to pay such holder any obligations due and payable under this Security, in which case such excess may be applied to such obligations of the Issuer hereunder in accordance with the terms hereof.

11. THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA WITHOUT REGARD TO THOSE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, UNITED STATES OF AMERICA; PROVIDED, HOWEVER, THAT AUTHORIZATION AND EXECUTION OF THIS SECURITY BY THE ISSUER SHALL BE GOVERNED BY THE LAWS OF THE REPUBLIC OF PANAMA.

12. (a) The Issuer irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in The City of New York and any court of competent jurisdiction sitting in the Republic of Panama, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to the Fiscal Agency Agreement and any Security (a “Related Proceeding”) and the Issuer hereby irrevocably agrees that all claims in respect of any Related Proceeding may be heard and determined in such New York State or federal court or any court of competent jurisdiction sitting in the Republic of Panama. The Issuer hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Related Proceeding and any objection to any Related Proceeding whether on the grounds of venue, residence or domicile. The Issuer hereby agrees that a final judgment in any Related Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law.

(b) The Issuer hereby appoints and agrees to maintain the person for the time being and from time to time acting as or discharging the function of Consul General of the Republic of Panama in The City of New York (the “Process Agent”), with an office on the date hereof at 1212 Avenue of the Americas, 6th Floor, New York, New York 10036, United States, as its agent to receive on behalf of the Issuer and its property service of copies of the summons and complaint and any other process which may be served in any Related Proceeding in such New York State or federal court sitting in The City of New York. The Issuer hereby agrees that such service may be made by U.S. registered mail or by delivering by hand a copy of such process to the Issuer in care of the Process Agent at the address specified above for the Process Agent (and the Issuer hereby agrees that such service will be effective upon the mailing or delivery by hand of such process to the Office of the Process Agent), and the Issuer hereby authorizes and directs the Process Agent to accept on its behalf such service. The Issuer hereby agrees that failure of the Process Agent to give notice to the Issuer, or failure of the Issuer to receive notice of such service of process, shall not affect in any way the validity of such service on the Process Agent or the Issuer. The Issuer hereby irrevocably consents to the service of any and all process in any Related Proceeding in a New York State or federal court sitting in The City of New York by sending by U.S. registered mail copies of such process to the Issuer at the Ministry of Economy and Finance (and the Issuer hereby agrees that such service will be effective seven days after mailing thereof). The Issuer hereby covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent in full force and effect, and to cause the Process Agent to continue to act as such. In addition, the Issuer hereby agrees that no documents or agreements to which it is a party or to which it or its property is subject will affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any suit, action or proceeding against any other party or its property in the courts of any other jurisdiction.

(c) To the extent that the Issuer has or hereafter may acquire any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Issuer hereby irrevocably agrees not to claim and will irrevocably waive such immunity in respect of any Related Proceeding, and, without limiting the generality of the foregoing, the Issuer hereby agrees that such waivers shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act. Notwithstanding the foregoing, the execution on or attachment of revenues, assets and property of the Issuer located in the Republic through the courts of the Republic, both prior to and post-judgment, shall be subject to the provisions of Articles 1047, 1048, 1650 (#14) and 1939 of the Judicial Code of the Republic of Panama.

(d) Notwithstanding the foregoing, the Issuer does not consent to service of process or waive sovereign immunity with respect to actions brought against it under United States federal securities laws or any securities laws of any states of the United States, and the Issuer’s appointment of the Process Agent hereunder does not extend to such actions.

13. To the extent permitted by law, all claims against the Issuer for payment of principal of or premium, or interest on, or in respect of, the Securities (including Additional Amounts) shall be prescribed unless made within five years from the date on which such payment first became due.

14. The Issuer may, from time to time, without the consent of the holders of any Security of this series, create and issue additional Securities having terms and conditions the same as the Securities of this series, or the same except for the amount of the first payment of interest, which additional Securities may be consolidated and form a single series with the outstanding Securities of this series, provided that such additional Securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such Securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the Securities of this series have as of the date of the issue of such additional Securities.

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